Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:	Brad Cohen	Public Relations Contact:
	ICR, LLC	Lisa Greb
	330/463-6865	Director, Public Relations
	http://www.joann.com	Jo-Ann Stores, Inc.
330/463-3442

JO-ANN STORES ANNOUNCES THIRD QUARTER SALES RESULTS AND UPDATES OUTLOOK

- Same-store sales increased 4.3% in the third quarter –
- Third quarter earnings expected to be $0.88 to $0.90 per share –
- Increasing fiscal 2010 expectations –

HUDSON, OH – November 5, 2009 — Jo-Ann Stores, Inc. (NYSE: JAS) today reported net sales results for the third quarter of fiscal 2010, provided preliminary expectations for third quarter earnings per share, and increased its full year fiscal 2010 outlook.

Net sales for the third quarter ended October 31, 2009 increased 6.0% to $509.1 million from $480.1 million for the same period last year. Same-store sales increased 4.3% compared with a 1.5% same-store sales decrease for the third quarter last year. Traffic increased 4.9% while average ticket declined 0.6%.

Large-format store net sales for the quarter increased 8.7% to $272.0 million compared to the same period last year. Same-store sales for large-format stores increased 2.3% compared with a decrease of 3.8% in last year’s third quarter. Small-format store net sales increased 3.0% to $228.5 million compared to the same period last year. Same-store sales for small-format stores increased 6.7% compared with an increase of 1.2% for the same period last year. Internet sales through Joann.com increased 6.2% to $8.6 million compared to the same period last year.

Sewing same-store sales increased 8.1%. The company continued to experience strength in the majority of its fabric and sewing notions merchandise categories. Non-sewing same-store sales increased 0.1% due to growth in core craft merchandise categories offset by continued weakness in seasonal and custom framing merchandise categories.

Net sales for the nine-month period ended October 31, 2009 were $1.39 billion versus $1.33 billion in the prior year. Same-store sales increased 2.5% for the nine-month period compared with a 1.9% increase for the same period last year.

Fiscal Third Quarter 2010 Expected Results

Based on the better than expected sales results, the company currently expects fiscal third quarter 2010 earnings per diluted share within a range of $0.88 to $0.90, compared to $0.40 per diluted share in the third quarter of fiscal 2009. Earnings for the third quarter of fiscal 2009 included $0.05 per diluted share related to the purchase of a portion of the company’s senior subordinated notes. Excluding this gain, earnings for the third quarter of 2009 were $0.35 per diluted share.

Fiscal 2010 Outlook

Based upon the company’s year-to-date results and management’s operating assumptions for the remainder of the year, the company is increasing its previously announced expectations for fiscal 2010:

•	Same-store sales up approximately 2.3% to 2.7% for the year versus the previously announced range of approximately flat to up 1%;

•	Earnings per diluted share in the range of $1.95 to $2.05 for the year (excluding any gains on debt purchases) versus the previously announced range of $1.35 to $1.50.

The company is updating its guidance at this time given the significantly better than expected sales and earnings performance for the third quarter and fiscal year to date. In the future, investors should not expect the company to provide interim updates of quarterly results or the company’s outlook information in advance of scheduled quarterly earnings announcement dates. Additional key considerations related to the company’s outlook will be provided in the third quarter earnings release scheduled for December 2, 2009.

Third Quarter Conference Call

The company will report earnings for its third quarter of fiscal 2010 on December 2, 2009. In conjunction with the earnings release, investors are invited to listen to the earnings conference call to be broadcast live over the Internet at 4:30 p.m. ET. The earnings release will provide instructions on how to access the call.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 228 large-format stores and 530 small-format stores.

Use of Non-GAAP Financial Information
In this release, Jo-Ann Stores discloses pro forma or non-GAAP measures of net income and earnings per share. Jo-Ann Stores believes that this pro forma information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share. These pro forma measures are unlikely to be comparable to pro forma information provided by other companies. In accordance with SEC regulations, reconciliation of the Jo-Ann Stores GAAP information to the pro forma information has been provided in previous SEC filings and a reconciliation of the difference between the GAAP and non-GAAP financial measures is also available on the investor relations page of our website at http://www.joann.com.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, the current financial crisis, the difficulty of predicting the behavior of our customers and the performance of our business during the current economic downturn, natural disasters and geo-political events, changes in customer demand, changes in trends in the fabric and craft industry, changes in the competitive pricing for products, the impact of competitors’ store openings and closings, our dependence on suppliers, seasonality, disruptions to the transportation system or increases in transportation costs, energy costs, our ability to recruit and retain highly qualified personnel, our ability to manage our inventory, our ability to effectively manage our distribution network, disruptions to our information systems, our indebtedness and limits on obtaining additional financing, failure to maintain the security of our electronic and other confidential information, failure to comply with various laws and regulations, failure to successfully implement the store growth strategy, changes in accounting standards and effective tax rates, inadequacy of our insurance coverage, volatility of our stock price, damage to our reputation, and other factors. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the company’s Securities and Exchange Commission filings.